Exhibit 10.2
Lyell Immunopharma, Inc.
Non-Employee Director Compensation Policy
Adopted by the Board of Directors: November 11, 2019
Last Amended and Restated: April 9, 2026, to be effective June 10, 2026
Effective Date: June 10, 2026

Each member of the Board of Directors (the “Board”) of Lyell Immunopharma, Inc. (the “Company”) who is a non-employee director of the Company (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan or if such plan is no longer in use, the meaning given to such terms or any similar terms in the primary successor to such plan (in either case, the “Plan”).
This Policy is amended and restated effective upon June 10, 2026 (the “Effective Date”).
Annual Cash Compensation
Each Eligible Director will receive the cash compensation described below. The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.
1.Annual Board Service Retainer:
a.All Eligible Directors other than Lead Director/Chair: $50,000
b.Lead Director: $80,000
c.Chair: $85,000
2.Annual Committee Service Retainer (Chair):
a.Chair of the Audit Committee: $20,000
b.Chair of the Compensation Committee: $15,000
c.Chair of the Nominating and Corporate Governance Committee: $10,000
3.Annual Committee Service Retainer (Non-Chair):
a.Audit Committee: $10,000
b.Compensation Committee: $7,500
c.Nominating and Corporate Governance Committee: $5,000
Equity Compensation
Each Eligible Director will be eligible to receive the equity compensation set forth below. The equity compensation below will be granted under the Plan and the Company’s standard form of Option Agreement most recently approved by the Board or the Compensation Committee. All Options granted under this Policy will be Nonstatutory Stock Options, with a maximum term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value of the underlying Common Stock on the date of grant.
1.     Appointment Grant. Without any further action of the Board, each person who is elected or appointed for the first time to be an Eligible Director will automatically, upon the date of his or her initial election or appointment to be an Eligible Director, be granted the lesser of (i) a Nonstatutory Stock Option to purchase shares of Common Stock calculated to have a Black-Scholes value of $500,000 on the date of grant, rounded to the nearest whole number; and (ii) a Nonstatutory Stock Option to purchase 18,500 shares of Common Stock (an “Appointment Grant”). Each Appointment Grant will vest as to one thirty‑sixth (1/36th) of the shares of Common Stock subject to the Appointment Grant on a monthly basis following the Appointment Grant’s grant date on the same day of the month as such grant date (or on the last day of the month, if there is no corresponding day in such month), subject to the Eligible Director remaining in Continuous Service through the applicable vesting date.
2.    Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of stockholders of the Company (each, an “Annual Meeting”), each person who is then an Eligible Director will automatically be granted the lesser of (i) a Nonstatutory Stock Option to purchase shares of Common Stock calculated to have a Black-Scholes value of $300,000 on the date of grant, rounded to the nearest whole number; and (ii) a Nonstatutory Stock Option to purchase 9,250 shares of Common Stock (an “Annual Grant”). Each Annual Grant will vest as to all of the shares of Common Stock subject to the Annual Grant on the earlier of (a) the date of the next Annual Meeting that occurs following the grant date of the Annual Grant (or the date immediately prior to such date if the Eligible Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (b) the first anniversary of the grant date of the Annual Grant, subject to the Eligible Director remaining in Continuous Service through the vesting date.
Change in Control
Notwithstanding anything to the contrary in this Policy, in the event of a Change in Control, each Eligible Director will fully vest in his or her then-outstanding Company equity awards as of immediately prior to the Change in Control, including, without limitation, any equity awards granted under this Policy, provided that the Eligible Director continues to be an Eligible Director through immediately prior to the date of such Change in Control.
Eligible Director Compensation Limit

Notwithstanding anything to the contrary in this Policy, the cash compensation and equity compensation that each Eligible Director is eligible to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

Ability to Decline Compensation
An Eligible Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
Expenses
The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
Amendment

This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee.

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